Exhibit 99.1

Maison Solutions Regains Compliance with Nasdaq Annual Meeting Requirement

MONTEREY PARK, Calif., July 27, 2026 — Maison Solutions Inc. (Nasdaq: MSS) (“Maison Solutions” or the “Company”), a specialty grocery retailer offering traditional Asian food and merchandise to U.S. consumers, today announced that it has received written notification from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) confirming that the Company has regained compliance with the annual meeting requirement under Nasdaq Listing Rule 5620(a) and that the matter is now closed.

Nasdaq previously notified the Company on May 6, 2026, that it was not in compliance with Nasdaq Listing Rule 5620(a), which requires the Company to hold an annual meeting of stockholders no later than one year after the end of its fiscal year. The Company held its Annual Meeting of Stockholders on July 22, 2026, and reported the final voting results in a Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on July 23, 2026.

The Company’s Class A common stock continues to be listed and traded on the Nasdaq Capital Market under the symbol “MSS.”

About Maison Solutions Inc.

Maison Solutions Inc. is a U.S.-based specialty grocery retailer offering traditional Asian food and merchandise, particularly to members of Asian American communities. The Company is committed to providing Asian fresh produce, meat, seafood and other daily necessities in a manner that caters to traditional Asian American family values and cultural norms, while also accounting for the faster-paced lifestyle of younger generations and the diverse makeup of the communities in which the Company operates. The Company’s grocery retail operations are located in Southern California and Arizona under the HK Good Fortune and Lee Lee International brands. For more information about Maison Solutions, please visit www.maisonsolutionsinc.com. Follow the Company on LinkedIn and X.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. We caution readers that forward-looking statements are predictions based on our current expectations about future events. Forward-looking statements may include, but are not limited to, statements related to the Company’s ability to maintain compliance with Nasdaq’s continued listing requirements, as well as statements, other than historical facts, that address activities, events or developments that the Company intends, expects, projects, plans, believes or anticipates will or may occur in the future. These forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and assumptions that are difficult to predict. Our actual results, performance or achievements could differ materially from those expressed or implied by the forward-looking statements as a result of a number of factors, including the risks discussed under the caption “Item 1A. Risk Factors” in Part I of our most recent Annual Report on Form 10-K and any updates thereto under the caption “Item 1A. Risk Factors” in Part II of our Quarterly Reports on Form 10-Q and in our other filings with the SEC, copies of which are available on the SEC’s website at www.sec.gov. Additionally, new risk factors emerge from time to time, and it is not possible for us to predict all such risk factors or to assess the impact such risk factors might have on our business. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, that occur after the date of this release, except as required by law.

Investor Relations Contact: Maison Solutions Inc. | Email: info@maisonsolutionsinc.com